Exhibit 99.1

Contact: Matthew Skelly
VP – Investor Relations
1845 Walnut Street
Philadelphia, PA 19103
(877) 280-2857
(215) 561-5692 (facsimile)

ATLAS PIPELINE PARTNERS, L.P.

REPORTS THIRD QUARTER 2012 RESULTS

•	Third quarter 2012 processed gas volume was 769 MMCFD, a 36% increase year-over-year

•	Processable volumes have increased over 85 MMCFD since previous quarter

•	Adjusted EBITDA for third quarter 2012 was $55.9 million, a 13% increase year-over-year

•	Distributable Cash Flow for third quarter 2012 of $37.6 million

•	Previously announced distribution of $0.57 per common limited partner unit, the 8th increase in past 9 quarters

•	Risk management program expanded to increase margin protection for 2014 and now into 2015

Philadelphia, PA, October 30, 2012 – Atlas Pipeline Partners, L.P. (NYSE: APL) (“APL”, “Atlas Pipeline”, or the “Partnership”) today reported adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”), of $55.9 million for the third quarter of 2012, driven by record volumes across each of the Partnership’s primary systems. Processed natural gas volumes averaged 769 million cubic feet per day (“MMCFD”), a 36% increase over the third quarter of 2011. The Partnership’s results were impacted by lower commodity prices as the weighted average NGL price was $0.87 per gallon for the quarter, a 32% decrease year-over-year. For the third quarter of 2012, Distributable Cash Flow was $37.6 million, or $0.70 per average common limited partner unit, or $2.80 annualized, compared to $37.3 million for the prior year third quarter. Net loss was $6.4 million for the third quarter of 2012 compared with net income of $50.3 million for the prior year third quarter.

Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures, which are reconciled to their most directly comparable GAAP measures within the tables at the end of this news release. The Partnership believes these measures provide a more accurate comparison of the operating results for the periods presented.

On October 24, 2012, the Partnership declared a distribution for the third quarter of 2012 of $0.57 per common limited partner unit to holders of record on November 7, 2012, which will be paid on November 14, 2012. This distribution represents Distributable Cash Flow coverage per limited partner unit of approximately 1.14x for the third quarter of 2012.

“We were pleased to report a strong quarter for the Partnership. While NGL prices remain significantly lower than year-ago levels, our volumes continue to grow and we continue to execute on our previously announced expansion program. We recently announced that our WestOK expansion is up, operating, and already over half full. We are working diligently to complete our WestTX expansion in 2013. Additionally, during the quarter we successfully termed out most of our revolver balance to increase liquidity and prepare for further growth opportunities in 2013 and beyond. With our strong balance sheet and liquidity position, we are positioning the Partnership for the next opportunity set after our current expansion program concludes”, stated Eugene Dubay, Chief Executive Officer of the Partnership.

*    *    *

Capitalization and Liquidity

The Partnership had total liquidity (cash plus available capacity on its revolving credit facility) of $520.1 million as of September 30, 2012. Total debt outstanding was $786.6 million at September 30, 2012, compared to $524.1 million at December 31, 2011, an increase of $262.5 million. Based upon total debt outstanding at September 30, 2012, total leverage was 3.8x (total leverage was 3.4x based upon the terms of our credit facility) and debt to capital was 39%.

*    *    *

Risk Management

The Partnership continued enhancement of its risk management portfolio, adding further protection for 2013 through 2015. As of October 30, 2012, the Partnership has natural gas, natural gas liquids and condensate protection in place for the remainder of 2012 and for the full years of 2013 and 2014 for approximately 74%, 76% and 37%, respectively, of associated margin value (exclusive of ethane). The Partnership has also added protection into 2015 covering approximately 2% of associated margin value (exclusive of ethane). Counterparties to the Partnership’s risk management activities consist of investment grade commercial banks that are lenders under the Partnership’s credit facility, or affiliates of those banks. A table summarizing our risk management portfolio is included in this release.

*    *    *

Operating Results

The Partnership continues to report record volumes at all three of its gathering and processing systems for the third quarter of 2012 as expansion efforts continue. Gross margin from operations was $68.7 million for the third quarter 2012 compared to $71.2 million for the prior year period. Gross margin, a non-GAAP financial measure, includes natural gas and liquids sales and transportation, processing and other fees, less purchased product costs and non-cash gains (or losses) included in these items. The lower gross margin for the quarter was primarily due to decreased NGL prices, partially offset by the increased volumes. The gross margin for the quarter does not include approximately $4.2 million of realized derivative settlement gains, which are excluded in the calculation of gross margin, compared to $2.6 million realized derivative settlement losses excluded from gross margin in the third quarter of 2011.

WestTX System

The WestTX system’s average natural gas processed volume was 255.7 MMCFD for the third quarter 2012, an increase of 29.1% compared with the prior year comparable period. Increased volumes are primarily due to increased production in the Spraberry and Wolfberry Trends. Average NGL production volumes were 28,499 barrels per day (“BPD”) for the third quarter 2012, compared to the third quarter 2011 NGL production volume of 27,387. While gathered and processed volumes were higher for the third quarter 2012 compared to the prior year quarter, the current period NGL volumes were negatively impacted by a third-party fractionator downstream of the Partnership’s plants operating at a reduced capacity during the third quarter 2012. The downtime resulted in the Partnership’s plants being placed on a reduced NGL allocation causing the Partnership’s facilities to operate in ethane rejection. The issue has been resolved, and the Partnership’s NGL allocation returned to previous levels beginning in October.

The Partnership expects processed volumes on this system to continue to increase as producers continue to pursue their drilling plans over the coming years. The first phase of construction of the previously announced Driver plant, which will increase processing capacity by 100 MMCFD, is expected to be completed in the first quarter of 2013. The second phase, involving placement of additional compression and refrigeration equipment to increase the plant’s capacity to 200 MMCFD, is scheduled to be operational by the end of the first quarter of 2014, or earlier as capacity is needed.

WestOK System

The WestOK system had average natural gas processed volume of 380.1 MMCFD for the third quarter 2012, a 44.2% increase from the prior year comparable period. Average NGL production was 12,998 BPD for the third quarter 2012, a 2.9% decrease from the prior year comparable period, due to the WestOK facilities rejecting ethane as a result of low ethane prices as well as allocations on the NGL pipeline. In September 2012, the Partnership completed the previously announced plans to expand the WestOK system by adding a 200 MMCFD cryogenic plant at Waynoka (the “Waynoka II plant”), which was constructed in order to meet the drilling plans of its existing producers. The Waynoka II plant is currently processing in start-up mode. The Partnership expects volumes to continue to increase as producers in Oklahoma, along with others in Kansas, continue to add to the system via development in the oil-rich Mississippian Limestone formation.

Velma System

The Velma system’s average natural gas processed volume was 133.2 MMCFD for the third quarter 2012, a 26.9% increase from the prior year comparable period. The increase is primarily due to additional production gathered on the Madill to Velma pipeline system from continued producer activity in the liquids-rich portion of the Woodford Shale. Average NGL production increased to 14,866 BPD for the third quarter 2012, up approximately 21.9% compared to the prior year comparable period, due to the increased processed volumes. In June 2012, the Partnership completed the previously announced plans to expand the Velma system by adding a 60 MMCFD cryogenic plant (the “V-60 plant”), which supports the additional volumes from XTO Energy, Inc. The plants are currently processing at approximately 83% of the newly expanded 160 MMCFD capacity.

*    *    *

Corporate and Other

Net of deferred financing costs, interest expense increased to $8.6 million for the third quarter 2012 up 76.8% as compared with $4.9 million for the third quarter 2011. This increase was due to the November 2011 issuance of additional 8.75% senior notes as a result of financing the current organic expansion program and an increase in the outstanding balance on the revolving credit facility. On September 28, 2012, the Partnership issued $325 million of 6.625% senior notes and utilized the proceeds to reduce the outstanding balance on the revolving credit facility.

*    *    *

Interested parties are invited to access the live webcast of an investor call with management regarding the Partnership’s third quarter 2012 results on Wednesday, October 31, 2012 at 10:00 am ET by going to the Investor Relations section of the Partnership’s website at www.atlaspipeline.com. An audio replay of the conference call will also be available beginning at 12:00 pm ET on Wednesday, October 31, 2012. To access the replay, dial 1-888-286-8010 and enter conference code 83060719.

Atlas Pipeline Partners, L.P. (NYSE: APL) is active in the gathering and processing segments of the midstream natural gas industry. In the midcontinent region of Oklahoma, southern Kansas, and northern and western Texas, APL owns and operates nine active gas processing plants as well as approximately 9,700 miles of active intrastate gas gathering pipeline. APL also has a 20% interest in West Texas LPG Pipeline Limited Partnership, which is operated by Chevron Corporation. For more information, visit the Partnership’s website at www.atlaspipeline.com or contact IR@atlaspipeline.com.

Atlas Energy, L.P. (NYSE: ATLS) is a master limited partnership which owns and operates the general partner of its midstream oil & gas subsidiary, Atlas Pipeline Partners, L.P., through all of the general partner interest, all the incentive distribution rights and an approximate 11% limited partner interest. Additionally, Atlas Energy owns all of the general partner Class A units and incentive distribution rights and an approximate 52% limited partner interest in its upstream oil & gas subsidiary, Atlas Resource Partners, L.P. For more information, please visit the Partnership’s website at www.atlasenergy.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Partners, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Atlas Pipeline does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in commodity prices and local or national economic conditions and other risks detailed from time to time in Atlas Pipeline’s reports filed with the SEC, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Financial Summary(1)

(unaudited; in thousands except per unit amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenue:
Natural gas and liquids sales	$274,618	$341,498	$802,644	$937,975
Transportation, processing and other fees(2)	19,272	11,691	46,831	31,536
Derivative gain (loss), net(3)	(18,907)	23,760	36,905	8,952
Other income, net(3)	2,585	2,831	7,588	8,365

Total revenues	277,568	379,780	893,968	986,828

Costs and expenses:
Natural gas and liquids cost of sales	224,778	282,391	652,986	774,859
Plant operating	15,180	14,085	43,661	40,240
Transportation and compression	520	268	996	603
General and administrative(4)	8,504	8,321	24,976	24,314
General and administrative – non-cash unit-based compensation(4)	3,619	828	7,537	2,507
Other	(108)	8	(303)	583
Depreciation and amortization	23,161	19,471	65,715	57,499
Interest	9,692	5,935	27,669	24,525

Total costs and expenses	285,346	331,307	823,237	925,130

Equity income in joint ventures	1,422	1,785	4,235	2,934
Gain on asset sales and other	—	—	—	255,674
Loss on early extinguishment of debt	—	—	—	(19,574)

Income from continuing operations	(6,356)	50,258	74,966	300,732
Loss on sale of discontinued operations	—	—	—	(81)

Net income	(6,356)	50,258	74,966	300,651
Income attributable to non-controlling interests	(1,511)	(1,760)	(4,108)	(4,492)
Preferred unit dividends	—	—	—	(389)

Net income (loss) attributable to common limited partners and the General Partner	$(7,867)	$48,498	$70,858	$295,770

Net income (loss) attributable to common limited partners per unit:
Basic and diluted:	$(0.17)	$0.87	$1.19	$5.37

Weighted average common limited partner units (basic)	53,736	53,588	53,668	53,494

Weighted average common limited partner units (diluted)	53,736	54,012	54,409	53,923

(1)	Based on the GAAP statements of operations to be included in Form 10-Q, with additional detail of certain items included.
(2)	Includes affiliate revenues related to transportation and processing provided to Atlas Resource Partners, L.P.
(3)	Adjusted to separately present derivative gain (loss) within derivative gain (loss), net instead of combining these amounts in other income, net.
(4)	Non-cash costs associated with unit-based compensation, which have been reflected in the general and administrative costs and expenses, the category associated with the direct personnel cash costs in the GAAP statements of operations to be included in Form 10-Q. General and administrative also includes any compensation reimbursement to affiliates.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Financial Summary (continued)

(unaudited; in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Summary Cash Flow Data:
Cash provided by operating activities	$60,992	$28,748	$125,523	$80,658
Cash provided by (used in) investing activities	(95,898)	(56,568)	(278,725)	165,994
Cash provided by (used in) financing activities	34,814	27,821	153,199	(246,649)

Capital Expenditure Data:
Maintenance capital expenditures	$4,732	$4,980	$13,242	$13,451
Expansion capital expenditures	91,292	51,195	229,170	134,693
Investments in joint ventures and acquisitions	—	—	36,689	97,250

Total	$96,024	$56,175	$279,101	$245,394

Condensed Consolidated Balance Sheets

(unaudited; in thousands)

	September 30, 2012	December 31, 2011
ASSETS

Current assets:

Cash and cash equivalents	$165	$168
Other current assets	145,173	132,698

Total current assets	145,338	132,866

Property, plant and equipment, net	1,809,091	1,567,828
Intangible assets, net	105,496	103,276
Investment in joint ventures	85,714	86,879
Other assets, net	46,202	39,963

	$2,191,841	$1,930,812

LIABILITIES AND EQUITY

Current liabilities	$185,813	$172,406
Long-term debt, less current portion	775,510	522,055
Other long-term liability	6,458	123

Commitments and contingencies

Total partners’ capital	1,248,174	1,264,629
Non-controlling interest	(24,114)	(28,401)

Total equity	1,224,060	1,236,228

	$2,191,841	$1,930,812

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures(1)

(unaudited; in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net income	$(6,356)	$50,258	$74,966	$300,651
Income attributable to non-controlling interests	(1,511)	(1,760)	(4,108)	(4,492)
Interest expense	9,692	5,935	27,669	24,525
Depreciation and amortization	23,161	19,471	65,715	57,499

EBITDA	24,986	73,904	164,242	378,183
Adjustment for cash flow from investment in joint ventures	378	(1,001)	1,165	(386)
Gain on asset sale	—	—	—	(255,593)
Loss on early extinguishment of debt	—	—	—	19,574
Non-cash (gain) loss on derivatives	22,477	(27,049)	(31,568)	(22,477)
Premium expense on derivative instruments	4,855	2,599	12,591	9,314
Other non-cash losses(2)	3,245	1,250	9,658	3,172

Adjusted EBITDA	55,941	49,703	156,088	131,787
Interest expense	(9,692)	(5,935)	(27,669)	(24,525)
Amortization of deferred finance costs	1,061	1,053	3,356	3,354
Preferred unit dividends	—	—	—	(389)
Premium expense on derivative instruments	(4,855)	(2,599)	(12,591)	(9,314)
Proceeds remaining from asset sale(3)	—	—	—	5,850
Other costs	(108)	8	(303)	583
Maintenance capital	(4,732)	(4,980)	(13,242)	(13,451)

Distributable Cash Flow	$37,615	$37,250	$105,639	$93,895

(1)	EBITDA, Adjusted EBITDA and Distributable Cash Flow are non-GAAP (generally accepted accounting principles) financial measures under the rules of the Securities and Exchange Commission. Management of the Partnership believes EBITDA, Adjusted EBITDA and Distributable Cash Flow provide additional information for evaluating the Partnership’s ability to make distributions to its common unitholders and the general partner, among other things. These measures are widely-used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. Adjusted EBITDA is also similar to the Consolidated EBITDA calculation utilized for the Partnership’s financial covenants under its credit facility, with the exception that Adjusted EBITDA (i) includes EBITDA from the discontinued operations related to the sale of the Partnership’s 49% interest in Laurel Mountain; (ii) includes other non-cash items specifically excluded under the credit facility; and (iii) excludes projected revenues from certain capital expansions allowed by the financial covenants under the credit facility. EBITDA, Adjusted EBITDA and Distributable Cash Flow are not measures of financial performance under GAAP and, accordingly, should not be considered in isolation or as a substitute for net income, operating income, or cash flows from operating activities in accordance with GAAP.
(2)	Includes the non-cash impact of commodity price movements on pipeline linefill inventory and non-cash compensation.
(3)	Net proceeds remaining from the sale of Laurel Mountain after the repayment of the amount outstanding on our revolving credit facility, redemption of our 8.125% Senior Notes due 2015 and purchase of certain 8.75% Senior Notes due 2018.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Unaudited Operating Highlights(1)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	Percent Change	2012	2011	Percent Change
Pricing (unhedged):
Weighted Average Market Prices:
NGL price per gallon – Conway hub	$0.70	$1.13	(38.1)%	$0.78	$1.11	(29.7)%
NGL price per gallon – Mt. Belvieu hub	0.86	1.36	(36.8)%	0.99	1.30	(23.8)%
Natural gas sales ($/MCF):
Velma	2.64	4.02	(34.3)%	2.41	4.04	(40.3)%
WestOK	2.62	4.04	(35.1)%	2.43	4.05	(40.0)%
WestTX	2.54	4.05	(37.3)%	2.32	4.04	(42.6)%
Weighted average	2.60	4.04	(35.6)%	2.39	4.04	(40.8)%
NGL sales ($/Gallon):
Velma	0.73	1.16	(37.1)%	0.79	1.12	(29.5)%
WestOK	0.86	1.17	(26.5)%	0.86	1.13	(23.9)%
WestTX	0.96	1.42	(32.4)%	1.01	1.32	(23.5)%
Weighted average	0.87	1.27	(31.5)%	0.90	1.21	(25.6)%
Condensate sales ($/barrel):
Velma	91.40	88.54	3.2%	96.93	94.39	2.7%
WestOK	82.06	81.23	1.0%	87.29	86.75	0.6%
WestTX	90.41	87.68	3.1%	90.81	92.77	(2.1)%
Weighted average	86.65	85.77	1.0%	90.07	90.91	(0.9)%
Operating data:
Velma system:
Gathered gas volume (MCFD)	136,939	111,777	22.5%	134,248	101,593	32.1%
Processed gas volume (MCFD)(2)	133,166	104,930	26.9%	128,398	95,643	34.2%
Residue Gas volume (MCFD)	108,609	87,099	24.7%	105,135	78,462	34.0%
NGL volume (BPD)	14,866	12,198	21.9%	14,306	11,219	27.5%
Condensate volume (BPD)	283	346	(18.2)%	427	439	(2.7)%
WestOK system:
Gathered gas volume (MCFD)	403,304	277,794	45.2%	346,318	260,863	32.8%
Processed gas volume (MCFD)(2)	380,113	263,654	44.2%	326,337	247,259	32.0%
Residue Gas volume (MCFD)	360,688	242,744	48.6%	302,486	224,158	34.9%
NGL volume (BPD)	12,998	13,392	(2.9)%	13,810	13,395	3.1%
Condensate volume (BPD)	1,341	786	70.6%	1,318	842	56.5%
WestTX system(3):
Gathered gas volume (MCFD)	288,607	224,412	28.6%	268,456	205,089	30.9%
Processed gas volume (MCFD)	255,709	198,068	29.1%	241,710	188,292	28.4%
Residue Gas volume (MCFD)	189,549	136,594	38.8%	172,150	128,584	33.9%
NGL volume (BPD)	28,499	27,387	4.1%	31,441	28,003	12.3%
Condensate volume (BPD)	2,132	2,257	(5.5)%	1,672	1,707	(2.1)%
Barnett system:
Average throughput volumes (MCFD)	22,789	—	100.0%	23,084	—	100.0%
Tennessee system:
Average throughput volumes (MCFD)	8,387	7,493	11.9%	8,320	7,747	7.4%
West Texas LPG(3):
Average NGL volumes (BPD)	256,579	227,822	12.6%	247,568	227,087	8.9%
Consolidated Volumes:
Gathered gas volume (MCFD)	860,026	621,476	38.4%	780,426	575,292	35.7%
Processed gas volume (MCFD)	768,988	566,652	35.7%	696,445	529,750	31.5%
Residue gas volume (MCFD)	658,846	466,437	41.3%	579,771	431,204	34.5%
Processed NGL volume (BPD)	56,363	52,977	6.4%	59,557	52,617	13.2%
Condensate volume (BPD)	3,756	3,389	10.8%	3,417	2,988	14.4%

(1)	“MCF” represents thousand cubic feet; “MCFD” represents thousand cubic feet per day; “BPD” represents barrels per day.
(2)	Processed gas volumes include volumes offloaded and processed by third parties as well as volumes bypassed and delivered as residue gas.
(3)	Operating data for WestTX and WTLPG represent 100% of the operating activity for the respective systems.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Unaudited Current Commodity Risk Management Positions

(as of October 30, 2012)

Note: The natural gas, natural gas liquid and condensate price risk management positions shown below represent the contracts in place through December 31, 2015. APL’s price risk management position in its entirety will be disclosed in the Partnership’s Form 10-Q. NGL contracts are traded at Mt. Belvieu unless otherwise disclosed.

SWAP CONTRACTS

NATURAL GAS HEDGES

Production Period	Purchased /Sold	Commodity	MMBTUs	Avg. Fixed Price
4Q 2012	Sold	Natural gas	1,140,000	3.28
2Q 2013	Sold	Natural gas	600,000	3.43
3Q 2013	Sold	Natural gas	600,000	3.52
1Q 2014	Sold	Natural gas	1,350,000	3.90
2Q 2014	Sold	Natural gas	1,350,000	3.90
3Q 2014	Sold	Natural gas	1,350,000	3.90
4Q 2014	Sold	Natural gas	1,350,000	3.90

NATURAL GAS LIQUIDS HEDGES

Production Period	Purchased /Sold	Commodity	Gallons	Avg. Fixed Price
4Q 2012	Sold	Propane	5,040,000	1.35
4Q 2012	Sold	Isobutane	756,000	1.58
4Q 2012	Sold	Normal butane	1,386,000	1.71
4Q 2012	Sold	Natural gasoline	1,134,000	2.39
1Q 2013	Sold	Propane – Conway	3,780,000	0.94
1Q 2013	Sold	Propane	9,072,000	1.22
1Q 2013	Sold	Isobutane	504,000	1.86
1Q 2013	Sold	Normal butane	1,134,000	1.66
2Q 2013	Sold	Propane – Conway	1,260,000	1.06
2Q 2013	Sold	Propane	10,836,000	1.27
2Q 2013	Sold	Isobutane	630,000	1.77
2Q 2013	Sold	Normal butane	1,260,000	1.66
3Q 2013	Sold	Propane – Conway	1,260,000	1.06
3Q 2013	Sold	Propane	11,718,000	1.28
4Q 2013	Sold	Propane – Conway	1,260,000	1.06
4Q 2013	Sold	Propane	12,222,000	1.28
1Q 2014	Sold	Propane	6,930,000	1.02
1Q 2014	Sold	Natural gasoline	1,260,000	2.08
2Q 2014	Sold	Propane	3,780,000	1.00
2Q 2014	Sold	Natural gasoline	2,520,000	1.92
3Q 2014	Sold	Propane	3,780,000	1.00
3Q 2014	Sold	Natural gasoline	1,890,000	1.92
4Q 2014	Sold	Propane	3,780,000	1.00
4Q 2014	Sold	Natural gasoline	1,890,000	1.93
1Q 2015	Sold	Natural gasoline	630,000	1.97
2Q 2015	Sold	Natural gasoline	630,000	1.97
3Q 2015	Sold	Natural gasoline	630,000	1.97
4Q 2015	Sold	Natural gasoline	630,000	1.97

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Unaudited Current Commodity Risk Management Positions

(as of October 30, 2012)

SWAP CONTRACTS

CONDENSATE HEDGES

Production Period	Purchased /Sold	Commodity	Barrels	Avg. Fixed Price
4Q 2012	Sold	Crude	75,000	95.58
1Q 2013	Sold	Crude	93,000	97.49
2Q 2013	Sold	Crude	99,000	97.33
3Q 2013	Sold	Crude	78,000	97.08
4Q 2013	Sold	Crude	75,000	96.66
1Q 2014	Sold	Crude	30,000	99.00
2Q 2014	Sold	Crude	60,000	93.58
3Q 2014	Sold	Crude	60,000	89.68
4Q 2014	Sold	Crude	30,000	88.09

OPTION CONTRACTS

NGL OPTIONS

Production Period	Purchased/Sold	Type	Commodity	Gallons	Avg. Strike Price
4Q 2012	Purchased	Put	Propane	8,190,000	1.36
4Q 2012	Purchased	Put	Isobutane	1,134,000	1.58
4Q 2012	Purchased	Put	Normal Butane	2,142,000	1.56
4Q 2012	Purchased	Put	Natural Gasoline	4,032,000	2.00
1Q 2013	Purchased	Put	Isobutane	504,000	1.79
1Q 2013	Purchased	Put	Normal Butane	1,512,000	1.74
1Q 2013	Purchased	Put	Natural Gasoline	5,292,000	2.15
2Q 2013	Purchased	Put	Isobutane	630,000	1.72
2Q 2013	Purchased	Put	Normal Butane	1,638,000	1.66
2Q 2013	Purchased	Put	Natural Gasoline	5,796,000	2.10
3Q 2013	Purchased	Put	Isobutane	1,512,000	1.66
3Q 2013	Purchased	Put	Normal Butane	3,528,000	1.64
3Q 2013	Purchased	Put	Natural Gasoline	6,300,000	2.09
4Q 2013	Purchased	Put	Isobutane	1,512,000	1.66
4Q 2013	Purchased	Put	Normal Butane	3,780,000	1.66
4Q 2013	Purchased	Put	Natural Gasoline	6,552,000	2.09

CRUDE OPTIONS

Production Period	Purchased/Sold	Type	Commodity	Barrels	Avg. Strike Price
4Q 2012	Purchased	Put	Crude Oil	39,000	105.80
4Q 2012	Sold	Call	Crude Oil	124,500	94.69
4Q 2012	Purchased	Call	Crude Oil	45,000	125.20
1Q 2013	Purchased	Put	Crude Oil	66,000	100.10
2Q 2013	Purchased	Put	Crude Oil	69,000	100.10
3Q 2013	Purchased	Put	Crude Oil	72,000	100.10
4Q 2013	Purchased	Put	Crude Oil	75,000	100.10
1Q 2014	Purchased	Put	Crude Oil	166,500	101.86
2Q 2014	Purchased	Put	Crude Oil	45,000	88.18
3Q 2014	Purchased	Put	Crude Oil	45,000	87.71
4Q 2014	Purchased	Put	Crude Oil	75,000	91.52